UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14D-9

(RULE 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)

OF THE SECURITIES EXCHANGE ACT OF 1934

ONLINE RESOURCES CORPORATION

(Name of Subject Company)

ONLINE RESOURCES CORPORATION

(Name of Person(s) Filing Statement)

Common Stock, $0.0001 par value per share

(Title of Class of Securities)

68273G101

(CUSIP Number of Class of Securities)

Joseph L. Cowan

President and Chief Executive Officer

Online Resources Corporation.

4795 Meadow Wood Lane

Chantilly, Virginia 20151

(703) 653-3100

(Name, Address and Telephone Number of Person Authorized to Receive

Notices and Communications on Behalf of the Person(s) Filing Statement)

With a copy to:

David M. Calhoun, Esq.

Morris, Manning & Martin, LLP

3343 Peachtree Road, N.E.

Atlanta, Georgia 30326

(404) 233-7000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Preliminary Communications

The information set forth under the Explanatory Note and Item 9.01 of the Current Report on Form 8-K/A filed by Online Resources Corporation on February 5, 2013 (including all exhibits attached thereto) are incorporated herein by reference.